UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         April 25, 2008

LOTUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32581	20-0507918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Cheng Zhuang Road, Feng Tai District, Beijing 100071 People’s Republic of China	________
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	86-10-63899868

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 25, 2008, Bie Jing En Ze Jia Shi Pharmaceutics Ltd., a Chinese limited liability company (“En Ze Jia”), entered into a Technology Transfer Agreement with Dong Guan Kai Fa Biologicals Medicine LTD (“Dong Guan”) pursuant to which Dong Guan agreed to transfer the technology material, new medicine research and rights to the Chinese patent of the anti-asthma new medicine R-BM to En Ze Jia on an exclusive basis in exchange for a transfer technology fee of approximately $6,860,000 (RMB 48 million) to be paid at various intervals. En Ze Jia, part of the Lotus East group, is a party to various agreements with Lotus Pharmaceuticals, Inc., pursuant to which we operate, control and beneficially own the pharmaceutical businesses in China of Lotus East under the terms of these contractual arrangements.

Under the terms of the agreement, En Ze Jia is obligated to:

•	complete the filing with the Chinese State Food and Drug Administration (SFDA) of the medicine’s clinical research ratification document,
•	complete the clinical research,
•	complete the medicine’s trial production, and
•	providing raw materials and formulation related documentation and apply for the new medicine certification and production approval.

In addition to the payment of the technology transfer fee, En Ze Jia is responsible for paying all costs associated with its responsibility under the agreement which are presently estimated at $2,286,000 (RMB 16 million). The company plans to use its working capital to fund the project costs.

Dong Guan is responsible for preparing and transferring the clinical research and application documents as well as assisting En Ze Jia in the completing the clinical research and applying for the new medicine certification and production approval documents.

Under the terms of the agreement, the technology transfer fee is to be paid upon the following schedule:

•           Approximately $1,429,000 (RMB 10 million) is due by the 15th business day following the receipt of the processing notice of the receipt of the clinical application and all related material from SFDA is received,

•           Approximately $1,144,000 (RMB 8 million) is due by the 10th business day after the receipt of the medicine’s clinical ratification document,

•          Approximately $1,429,000 (RMB 10 million) is due by the 15th business day after the medicine’s Phase I clinical study is completed and ratification from the SFDA is obtained, and

•           Approximately $2,858,000 (RMB 20 million) is due by the 10th business day after the medicine’s Phase II clinical study is completed and ratification from the SFDA is obtained.

En Ze Jia paid Dong Guan a deposit of approximately $2,858,000 (RMB 20 million) which is returned to En Ze Jia with 10 days after the transfer technology fee is paid. In the event Dong Guan should be unable to timely return the deposit, it will pay En Ze Jia a late fee and En Ze Jia is entitled to damages for Dong Guan’s failure to timely return the deposit.

In addition to the technology transfer fee, Dong Guan is entitled to annual payments equal to 3% of the product’s annual sales in the prior year beginning in following year after the medicine is produced and marketed and continuing until August 2020, the expiration date of the patent. The agreement further requires En Ze Jia to complete various stages of the process in accordance with an established schedule with anticipates the introduction of the product to market during 2014. En Ze Jia, however, anticipates that the product will be launched in 2012 assuming the approval of SFDA can be obtained.

The intellectual property arising from the agreement will be jointly shared by the parties. In addition, En Ze Jia has guaranteed that both parties must jointly apply for related government grants prior to when the new medicine is marketed. Upon receipt of the government grants En Ze Jia guaranteed that the grant monies will be shared equally by both parties.

The agreement can be terminated by Dong Guan if En Ze Jia should fail to make any of the aforedescribed payments in which event the patent rights would revert to Dong Guan and it is entitled to transfer the project rights to a third party.

A copy of the Technology Transfer Agreement is filed as Exhibit 10.39 to this report. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.

Item 7.01	Regulation FD Disclosure.

On May 19, 2008, Lotus Pharmaceuticals, Inc. issued a press release announcing the aforedescribed agreement between En Ze Jia and Dong Guan. A copy of such press release is being furnished pursuant to Regulation FD as Exhibit 99.1 to this Current Report on Form 8-K.

Pursuant to General Instruction B.2 of Form 8-K and Securities and Exchange Commission Release No. 33-8176, the information contained in the press release furnished as an exhibit hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. In addition, the press release contains statements intended as “forward-looking statements” which are subject to the cautionary statements about forward-looking statements set forth in such press release.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.39	English translation of Technology Transfer Agreement dated April 25, 2008 by and between Bei Jing En Ze Jia Shi Pharmaceuticals LTD and Dong Guan Kai Fa Biologicals Medicine LTD

99.1	Press release dated May 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTUS PHARMACEUTICALS, INC.

Date: May 30, 2008	By: /s/ Liu Zhongyi
Liu Zhongyi, Chief Executive Officer